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UNUM CORPORATION AND SUBSIDIARIES
FORM 10-Q
SEPTEMBER 30, 1996

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         Three Months Ended  Nine Months Ended
                                             September 30,     September 30,
                                            ----------------- ----------------

(Unaudited - Dollars in millions)           1996     1995     1996    1995
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Earnings:
  Income from continuing operations
   before income taxes                    $ 63.4   $  91.1    $272.0  $297.1
  Add:  Fixed charges                       12.9      12.8      39.6    34.9
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Earnings as adjusted                      $ 76.3    $103.9    $311.6  $332.0



Fixed charges:
   Interest expense                       $  9.9    $ 10.2    $ 30.6  $ 26.8
   Interest portion of rent expense          3.0       2.6       9.0     8.1
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Total fixed charges                       $ 12.9    $ 12.8    $ 39.6  $ 34.9



Ratio of earnings to fixed charges           5.9       8.1       7.9     9.5
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For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.